                              SOLICITING MATERIAL
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1997

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                       [AMENDMENT NO...................]

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SHONEY'S, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                 RAYMOND D. SCHOENBAUM and BETTY J. SCHOENBAUM
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONTACT:
-------

FOR INVESTORS:                           FOR MEDIA:
Stanley J. Kay, Jr.                      Joele Frank/Matthew Sherman
MacKenzie Partners, Inc.                 Abernathy MacGregor Group
(212) 929-5940                           (212) 371-5999


FOR IMMEDIATE RELEASE:
---------------------

                     THE SHONEY'S SHAREHOLDERS' COMMITTEE
          MAILS AGENT DESIGNATION MATERIALS TO SHONEY'S SHAREHOLDERS

     SHAREHOLDERS URGED TO SUBMIT BLUE AGENT DESIGNATION CARDS BY JULY 14
         TO CALL AND DEMAND A SPECIAL MEETING OF SHONEY'S SHAREHOLDERS


     ATLANTA, GEORGIA (JuLY 7, 1997) -- The Shoney's Shareholders' Committee announced today that it filed definitive materials with the Securities and Exchange Commission (SEC) in Washington, D.C., on Thursday, July 3, 1997 with respect to its solicitation of Agent Designation cards to call for and demand a Special Meeting of Shoney's Shareholders. The Committee strongly urges all shareholders of Shoney's, Inc. [NYSE:SHN] as soon as possible and in any event by July 14, to submit their BLUE Agent Designation cards calling for and demanding a Special Meeting. At the Special Meeting, if called, shareholders of Shoney's would consider and vote upon certain proposals, including proposals to remove the Company's current Board of Directors and replace them with the Committee's slate of nominees.

     Raymond D. Schoenbaum, on behalf of the Shoney's Shareholders' Committee, said, "Shoney's shareholders deserve the opportunity to decide the future direction of the Company and with the mailing of our definitive materials, we are one step closer toward realizing that goal. We strongly urge all shareholders to send in their BLUE Agent Designation cards -- by July 14 -- to send a clear message to Shoney's current Board and management that shareholders are dissatisfied with Shoney's performance and want the opportunity to elect the Board of Directors that will guide our Company in the future. If we are successful in electing our nominees to the Board, we intend to keep Shoney's in Nashville and work together from this home-base with Shoney's shareholders, employees and franchisees to restore the quality of Shoney's restaurants and the business and reputation of Shoney's.

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        "Shoney's stock has lost approximately 80% of its value from October
1993 to April 25, 1997 (the date on which we filed a Schedule 13D indicating our disappointment with the Company's performance). During this same period, the S&P 500 and the S&P Restaurants Index respectively increased 63.6% and 66.8%. Under Stephen Lynn's leadership, Shoney's share value has continued to decline, and we believe that Shoney's current management does not have a workable plan to address the Company's problems. Our action plan, the basic elements of which are described in the solicitation materials, is designed to revitalize Shoney's by focusing on operating, marketing and financial solutions to Shoney's problems. The same-store sales declines suffered by Shoney's have been especially disturbing. A key element of our plan is to bring Shoney's customers back home by focusing the corporate culture back on the customer and enhancing the quality of the food."

        Mr. Schoenbaum also commented on the Bylaw amendments adopted by the current Shoney's Board after the Committee commenced its efforts to call and demand a special meeting to remove and replace the Board, stating, "All we want is a full and fair opportunity to present our case directly to Shoney's shareholders in a timely fashion. If Chairman Lynn and his Board are sincerely interested in the welfare of Shoney's shareholders, we urge them to stop setting up roadblocks and bringing wasteful litigation designed to prevent the true owners of the Company -- the shareholders -- from exercising their right on a timely basis to determine the future of Shoney's. It is critical that Shoney's problems be addressed now before it is too late."

        In order to call and demand a Special Meeting of Shoney's Shareholders, the Committee needs to obtain BLUE Agent Designation cards from shareholders of Shoney's representing 10% or more of Shoney's outstanding shares, including approximately 8.0% of Shoney's outstanding common stock currently owned by the Shoney's Shareholders' Committee.

        Raymond D. Schoenbaum has been actively involved in the restaurant industry since 1974, and he has extensive experience in the business, including substantial experience in the full service dining industry and in the quality fast food market. From 1974 to 1985, Raymond D. Schoenbaum successfully grew a Wendy's franchisee (Restaurants Systems, Inc.) to in excess of 30 stores which he sold to Wendy's in 1985 for approximately $40 million. Between 1985 and 1995 he developed and operated Ray's on the River and Rio Bravo, a successful chain of casual restaurants. In 1995, Raymond D. Schoenbaum sold Ray's on the River and Rio Bravo to Applebee's International Inc. for approximately $70 million, and became a director of Applebee's following the sale. In addition, Raymond D. Schoenbaum has been involved with the turnaround of companies in the restaurant and restaurant services industries, including Squirrel Companies, Inc., a manufacturer of restaurant point-of-source computer equipment, as the former chairman of the board, and Max & Erma's Restaurants, Inc., as a former member of the board and largest shareholder.


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                                   #   #   #


                       INFORMATION REGARDING PARTICIPANTS
                           AND CERTAIN OTHER PERSONS

Raymond D. Schoenbaum has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067. Betty J. Schoenbaum has her principal residential address at 5541 Gulf of Mexico Drive, Longboat Key, Florida 34228. Raymond D. Schoenbaum is a private investor. Betty J. Schoenbaum is not employed. As of the date hereof, Raymond D. Schoenbaum is deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) 508,061 shares of Common Stock of Shoney's, which constitutes approximately 1.0% of the outstanding shares of Common Stock (based on information provided by Shoney's in its quarterly report on Form 10-Q for the quarter ended May 11, 1997). As of the date hereof, Betty J. Schoenbaum is deemed to own beneficially 3,394,480 shares of Common Stock of Shoney's, which constitutes approximately 7.0% of the outstanding shares of Common Stock (based on information provided by Shoney's in its quarterly report on Form 10-Q for the quarter ended May 11, 1997). As of the date hereof, Raymond D. Schoenbaum and Betty J. Schoenbaum are deemed to own beneficially 3,866,791 shares of Common Stock of Shoney's, which constitutes approximately 8.0% of the outstanding shares of Common Stock (based on information provided by Shoney's in its quarterly report on Form 10-Q for the quarter ended May 11, 1997).

In connection with Montgomery Securities' engagement as financial advisor to the Shoney's Shareholders' Committee, the Committee anticipates that certain employees of Montgomery Securities may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in the solicitation. Montgomery Securities will not receive any fee for, or in connection with, such solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The principal business address of Montgomery Securities is 600 Montgomery Street, San Francisco, California 94111. In the ordinary course of its business, Montgomery Securities maintains customary arrangements and may effect transactions in the securities of the Company for the accounts of its customers. As a result of its engagement by the Shoney's Shareholders' Committee, Montgomery Securities restricted its proprietary trading in the securities of Shoney's as of June 16, 1997 (although it may still execute trades for customers on an unsolicited agency basis). As of June 12, 1997, Montgomery Securities did not beneficially own any Common Stock of Shoney's, and held of record 10,312 shares of Common Stock for customer accounts.

In addition, Howard E. Sachs, John S. Ellis and W. Douglas Benn, advisors to Raymond D. Schoenbaum, may assist in soliciting Agent Designations, although none of them nor the Shoney's Shareholders' Committee admits that any of them is a "participant", as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Exchange Act. Mr. Sachs has his principal business address at 1901 Powers Ferry Road, Suite 260, Atlanta, Georgia 30339. As of the date hereof, Mr. Sachs was the beneficial owner of 5,250 shares of Common Stock of Shoney's. Mr. Ellis has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067. As of the date hereof, Mr. Ellis did not own beneficially or of record any shares of Common Stock. Mr. Benn has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067. As of the date hereof, Mr. Benn did not own beneficially or of record any shares of Common Stock.

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